Exhibit 99.1

Sunrun Reports First Quarter 2019 Financial Results
Customers now exceed 242,000, an increase of 28% year-over-year
Net Present Value created of $77 million in Q1 2019, an increase of 19% year-over-year
Net Earning Assets of $1.4 billion, an increase of 11% year-over-year

SAN FRANCISCO, May 8, 2019, Sunrun (Nasdaq: RUN), the nation’s largest provider of residential solar, storage and energy services, today announced financial results for the first quarter ended March 31, 2019.
“Sunrun is proud of our 242,000 customers who are helping to create a resilient and decarbonized energy system. We exceeded our deployment guidance in Q1 and are raising our margin target for the full year. At the same time, we are investing in a superior experience for our customers and advanced services that will build our future energy system,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder.
Key Operating Metrics
In the first quarter of 2019, MW deployed increased to 86 MW from 68 MW in the first quarter of 2018, a 27% year-over-year increase.
Creation Cost per watt was $3.46 in the first quarter of 2019, compared to $3.51 in the first quarter of 2018.
NPV created in the first quarter of 2019 was $77 million, a 19% increase from $65 million in the first quarter of 2018. Unlevered NPV per watt in the first quarter of 2019 was $1.06.
Gross Earning Assets as of March 31, 2019 were $3.2 billion, up $784 million, or 33% from the prior year. Net Earning Assets as of March 31, 2019 were $1.4 billion, up $143 million, reflecting an 11% increase from the prior year.
Total cash (including restricted cash), less recourse debt, increased $74.6 million from the prior year.
First Quarter 2019 GAAP Results
Total revenue grew to $194.5 million in the first quarter of 2019, up $50.1 million, or 35% from the first quarter of 2018. Customer agreements and incentives revenue grew 49% year-over-year to $99.9 million. Solar energy systems and product sales increased 22% year-over-year to $94.7 million.
Total cost of revenue was $147.3 million, an increase of 24% year-over-year. Total operating expenses were $238.7 million, an increase of 19% year-over-year.
Net loss attributable to common stockholders was $13.9 million in the first quarter of 2019.
Diluted net loss per share attributable to common stockholders was ($0.12) per share.
Guidance for Q2 and Full Year 2019
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q2, we expect deployments to be in a range between 102 MW and 104 MW.
For the full year 2019, we continue to expect deployments to grow in a range between 16% and 18% year-over-year.
Financing Activities
As of May 8, 2019, closed transactions and executed term sheets provide us expected tax equity and project debt capacity through 2019.

Exhibit 99.1

Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2019 results and outlook for its second quarter 2019 at 2:00 p.m. Pacific Time today, May 8, 2019. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #8862707. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #8862707.
About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company.  With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, operational and financial results such as growth, value creation, cash generation, MW deployments, estimates of gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	March 31, 2019	December 31, 2018

Assets
Current assets:
Cash	$245,604	$226,625
Restricted cash	64,182	77,626
Accounts receivable, net	67,522	66,435
State tax credits receivable	—	2,697
Inventories	76,184	79,467
Prepaid expenses and other current assets	9,568	8,563
Total current assets	463,060	461,413
Restricted cash	148	148
Solar energy systems, net	3,976,504	3,820,017
Property and equipment, net	35,281	34,893
Intangible assets, net	9,195	10,088
Goodwill	87,543	87,543
Other assets	367,951	335,685
Total assets	$4,939,682	$4,749,787
Liabilities and total equity
Current liabilities:
Accounts payable	$105,977	$131,278
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	15,628	15,847
Accrued expenses and other liabilities	103,764	98,636
Deferred revenue, current portion	55,795	47,407
Deferred grants, current portion	7,961	7,885
Finance lease obligations, current portion	9,459	9,193
Non-recourse debt, current portion	26,937	35,484
Pass-through financing obligation, current portion	11,281	26,461
Total current liabilities	336,802	372,191
Deferred revenue, net of current portion	637,666	544,218
Deferred grants, net of current portion	219,583	221,739
Finance lease obligations, net of current portion	10,246	9,992
Recourse debt	239,035	247,000
Non-recourse debt, net of current portion	1,558,250	1,466,438
Pass-through financing obligation, net of current portion	329,501	337,282
Other liabilities	84,068	48,210
Deferred tax liabilities	84,804	93,633
Total liabilities	3,499,955	3,340,703
Redeemable noncontrolling interests	137,616	126,302
Total stockholders’ equity	924,540	948,707
Noncontrolling interests	377,571	334,075
Total equity	1,302,111	1,282,782
Total liabilities, redeemable noncontrolling interests and total equity	$4,939,682	$4,749,787

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2019	2018
Revenue:
Customer agreements and incentives	$99,850	$66,990
Solar energy systems and product sales	94,654	77,373
Total revenue	194,504	144,363
Operating expenses:
Cost of customer agreements and incentives	69,493	54,576
Cost of solar energy systems and product sales	77,799	64,579
Sales and marketing	55,953	44,079
Research and development	5,474	3,896
General and administrative	29,063	32,893
Amortization of intangible assets	893	1,051
Total operating expenses	238,675	201,074
Loss from operations	(44,171)	(56,711)
Interest expense, net	41,340	28,198
Other expenses (income), net	4,756	(1,692)
Loss before income taxes	(90,267)	(83,217)
Income tax (benefit) expense	(3,361)	8,203
Net loss	(86,906)	(91,420)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(73,044)	(119,452)
Net (loss) income attributable to common stockholders	$(13,862)	$28,032
Net (loss) income per share attributable to common stockholders
Basic	$(0.12)	$0.26
Diluted	$(0.12)	$0.25
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	113,912	107,449
Diluted	113,912	110,781

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net loss	$(86,906)	$(91,420)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization, net of amortization of deferred grants	43,661	36,186
Deferred income taxes	(3,361)	8,203
Stock-based compensation expense	5,783	10,694
Interest on pass-through financing obligations	6,472	3,099
Reduction in pass-through financing obligations	(9,986)	(5,028)
Other noncash losses and expenses	1,489	5,667
Changes in operating assets and liabilities:
Accounts receivable	(147)	6,217
Inventories	3,283	6,525
Prepaid and other assets	(35,868)	(13,323)
Accounts payable	(22,577)	(12,982)
Accrued expenses and other liabilities	7,724	(7,048)
Deferred revenue	101,848	7,456
Net cash provided by (used in) operating activities	11,415	(45,754)
Investing activities:
Payments for the costs of solar energy systems	(198,880)	(163,190)
Purchases of property and equipment	(2,517)	(1,521)
Net cash used in investing activities	(201,397)	(164,711)
Financing activities:
Proceeds from state tax credits, net of recapture	2,604	(49)
Proceeds from issuance of recourse debt	40,000	2,000
Repayment of recourse debt	(47,965)	(2,000)
Proceeds from issuance of non-recourse debt	181,652	95,900
Repayment of non-recourse debt	(99,248)	(7,122)
Payment of debt fees	(2,654)	(3,880)
Proceeds from pass-through financing and other obligations	1,785	1,502
Early repayment of pass-through financing obligation	(7,597)	—
Payment of finance lease obligations	(3,001)	(2,113)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	152,149	143,604
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(18,447)	(15,263)
Acquisition of noncontrolling interests	(4,600)	—
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	839	(576)
Net cash provided by financing activities	195,517	212,003
Net change in cash and restricted cash	5,535	1,538
Cash and restricted cash, beginning of period	304,399	241,790
Cash and restricted cash, end of period	$309,934	$243,328

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Three Months Ended March 31,
	2019	2018
MW Deployed (during the period)	86	68
Cumulative MW Deployed (end of period)	1,661	1,269
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,153	$1,583
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,014	$800
Gross Earning Assets (end of period)(in millions) (1)	$3,167	$2,383
Net Earning Assets (end of period)(in millions)(1)(2)	$1,432	$1,289

	Three Months Ended March 31,
	2019	2018
Project Value, Contracted Portion (per watt)	$4.01	$4.03
Project Value, Renewal Portion (per watt)	$0.51	$0.58
Total Project Value (per watt)	$4.52	$4.61
Creation Cost (per watt)	$3.46	$3.51
Unlevered NPV (per watt)(1)	$1.06	$1.10
NPV (in millions)	$77	$65

(1)	Numbers may not sum due to rounding.

(2)
Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $9.3 million in the first quarter of 2019. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $9.3 million.

Exhibit 99.1

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

Exhibit 99.1

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 510-4986

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418